EXHIBIT (5)



                              October 19, 1995



Board of Directors
Mosinee Paper Corporation
1244 Kronenwetter Drive
Mosinee, WI  54455-9099

Gentlemen:

     In connection with the Registration Statement of Mosinee Paper Corporation ("Mosinee") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, with respect to the registration of 110,000 shares of common stock, no par value (the "Common Stock") to be issued in connection with the Mosinee Paper Corporation 1994 Executive Stock Option Plan, we advise you that we are familiar with the records of the incorporation of Mosinee and the proceedings taken in connection with the proposed issuance of the Common Stock.

     On the basis of such investigation as we have deemed necessary under the circumstances, we are of the opinion that:

1. Mosinee is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin with corporate power under such laws to issue the Common Stock;

2. When issued, the Common Stock will be duly authorized, validly issued and nonassessable except for the provisions of
     Section 180.0622(2)(b), Wis. Stat.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Prospectus which constitutes a part of that Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              RUDER, WARE & MICHLER, S.C.
                              RUDER, WARE & MICHLER, S.C.
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